FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
                              (NAFI/WILLIAM MAGRO)

         This First Amendment to Employment Agreement (the "Amendment") is entered into as of the 27th day of May, 1997, by and between National Auto Finance Company, Inc. (the "Company") and William Magro ("Magro").

                                    RECITALS

         A. Auto Credit Clearinghouse L.P., a Delaware limited partnership ("ACCH") and Magro entered into that certain Employment Agreement dated July 1, 1996 (the "Original Agreement").

         B. ACCH was dissolved as a limited partnership and all of the liabilities of ACCH (including any liabilities under the Original Agreement) were transferred to, and assumed by, the Company.

         C. The Company and Magro desire to amend certain terms of the Original Agreement as set forth hereinbelow.

         NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. The Company. The Company acknowledges that the Company has assumed all of the obligations and liabilities of ACCH under the Original Agreement. All references in the Original Agreement to ACCH or the "Limited Partnership" shall hereinafter constitute references to "the Company" for all purposes. All references in the Original Agreement to "National Auto Finance Corporation," the "General Partner," "National Auto Finance Company L.P." or "NAFCO" shall hereinafter constitute references to "the Company" for all purposes.

         2. New Position. In addition to serving as Executive Vice President of the Company, Magro shall also have the title of "SERVICE CENTER PRESIDENT" for the new service center which is being established by the Company in Jacksonville, Florida.

         3. Base Salary. The base salary amounts set forth in Section 4(a)(i),
(ii), (iii) and (iv) of the Original Agreement are hereby deleted in their entirety and the following is hereby substituted in lieu thereof:

                  (i)      Calendar Year 1997                 $130,000
                  (ii)     Calendar Year 1998                 $140,000
                  (iii)    Calendar Year 1999                 $150,000
                  (iv)     Calendar Year 2000                 $175,000


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The other provisions of Section 4(a) shall not be modified by this Amendment.

         4. Incentive Bonus. The amounts set forth in Section 4(b)(B) of the Original Agreement are hereby deleted in their entirety and the following is hereby substituted in lieu thereof:

                  Calendar Year 1997                 55% of Base Salary
                  Calendar Year 1998                 60% of Base Salary
                  Calendar Year 1999                 60% of Base Salary
                  Calendar Year 2000                 60% of Base Salary

         5. Agreements Regarding Relocation by Magro to Jacksonville Florida. Magro has agreed to relocate his primary residence to Jacksonville, Florida in order to serve the Company as the Service Center President of the new service center. In connection with such agreement by Magro, the Company hereby agrees as follows:

         a. The Company shall pay for, or reimburse Magro, for all expenses associated with the moving of Magro's household goods to Jacksonville, including packing and storage costs and the cost of transporting Magro's automobiles.

         b. The Company shall pay for, or reimburse Magro for, all travel and related reasonable expenses incurred during the physical move from South Florida to Jacksonville and interim living expenses in connection with the move to Jacksonville, including lodging and per diem expenses.

         c. The Company shall pay for, or reimburse Magro for, two house hunting trips for Magro's spouse, including airfare, lodging, car rental and meals.

         d. The Company shall pay for, or reimburse Magro for, 50% of the amount of the monthly mortgage payment owed by Magro for his South Carolina residence for a maximum period of 12 months.

         e. The Company shall pay for all closing costs (excluding prepaid taxes, interest and insurance) associated with the purchase of a new home for Magro and his family in the Jacksonville, Florida area.

         6. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart.

         7. Modification. This Agreement may only be modified by a written instrument or instruments executed by the party against which enforcement of the modification is asserted. Any alleged modification which is not so documented shall not be effective as to any party.

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         8. Governing Law. The terms and provisions of this Agreement shall be governed by the laws of the State of Florida (without regard to the conflict of laws rules of such State) and to applicable federal law.

         9. Entire Agreement. The Original Agreement, as modified by this Amendment, constitutes the entire understanding and agreement between the parties hereto with respect to the transactions referenced herein and supersedes all prior written or oral understandings and agreements between the parties hereto with respect thereto. Each party hereto hereby acknowledges that, except as incorporated in writing in the Original Agreement or this Amendment, there are not, and were not, and no persons are or were authorized by such party to make, any representations, understandings, stipulations, agreements or promises, oral or written, with respect to the transaction which is the subject of this Agreement. Without limiting the foregoing, that certain memorandum from Bill Magro to Roy Tipton, President of the Company dated May 27, 1997, Re: Service Center/Employment Agreement is hereby superceded in its entirety by this Amendment and is hereby rendered null and void for all purposes.

         IN WITNESS WHEREOF, each party set forth below has executed this Amendment on November 12, 1997, to be effective for all purposes as of the date first above written.

                                            NATIONAL AUTO FINANCE COMPANY, INC.


                                            By:
                                                 Gary L. Shapiro, CEO



                                            WILLIAM MAGRO





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